Exhibit 4.37

Framework Agreement on the Use of Comprehensive Service Building of
Affordable Housing for Flight of Sichuan Aviation Base Construction Project of
Chengdu Tianfu International Airport

Party A: Sichuan Airlines Corporation Limited

Address: Airlines Building, Shuangliu International Airport, Chengdu

Party B: China Southern Airlines Company Limited

Address: No. 68 Qixin Road, Bai Yun District, Guangzhou

In order to ensure the safe operation of CSA at Chengdu Tianfu International Airport, Party A and Party B, through friendly negotiation, have mutually agreed as follows:

I. General

The parties agreed that Party A, as the applicant for the project land, shall acquire the project land located within the red line of Chengdu Tianfu International Airport of no less than 16 mu through allocation and shall complete the construction of the Comprehensive Service Building of CSA. The Comprehensive Service Building shall be leased by Party A to Party B for use upon completion of construction.

II. The Construction of the Comprehensive Service Building

1. Party A’s obligations

1.1. Party A, as the applicant for the project land, shall be responsible for communication with the competent department about the matters related to the acquisition of the project land, concluding the land transfer agreement with the competent department in its own name, handling the relevant land acquisition procedures, and obtaining the Certificate for the Use of State-owned Land. In the meantime, Party A shall ensure that the acquired project land can be used for constructing and lease of the Comprehensive Service Building under this Agreement.

1.2. Party A, as the construction unit of the Comprehensive Service Building, shall comprehensively organize and manage the necessary compliance procedures for approval, reporting and construction of the construction project.

1.3. Party A shall, in accordance with Party B’s requirements for the use of the Comprehensive Service Building, hire a professional architectural design institution to design the project building. The design proposal shall not be implemented before approving by Party B.

1.4. During the construction, Party A shall be responsible for the safety, integrity and other management of the project. The project construction management shall be implemented in accordance with the Regulations on Work Responsibilities of the Capital Construction Project of Sichuan Airlines and the construction management shall conform to relevant laws and regulations of the construction industry in the PRC.

1.5. Party A shall complete the procurement, installation and commissioning of general equipment (including but not limited to central air-conditioning, security, elevator, machine room equipment and kitchen equipment) for the building, auxiliary project and other non-movable part prior to the delivery of the Comprehensive Service Building.

1.6. Party A shall deliver the Comprehensive Service Building to Party B after the completion and acceptance of the Comprehensive Service Building and meeting the specific delivery standards agreed by Party A and Party B in the lease contract.

2. Party B’s obligations

2.1. During the building construction of the project, Party B shall take the lead in determining the functional layout of the building and assist in the design of the no-movable part of the equipment. The decoration standard shall be determined by the Parties through negotiation, and the decoration plan formulated by Party A shall be executed after signed and confirmed by party B .

2.2. Party B shall procure, install and commission the movable general assets of the project through bidding, including but not limited to office furniture, medical fitness equipment, television, split-type air conditioner, computer, telephone, printer, scanner, water dispenser, coffee machine, curtain, etc.

2.3 The installation of the general assets purchased by Party B through bidding shall meet the requirements of the overall project schedule. The relevant design drawings or parameters of the general assets purchased by Party B through bidding shall be submitted to Party A during the construction drawing design phase of the project.

2.4 The costs of the general assets purchased by Party B shall be financed by Party B.

III. Working mechanism

1. The parties shall agree to jointly establish the Joint Project Department of the Comprehensive Service Building of CSA in Jianyang (hereinafter referred to as the Project Department) to promote the project.

2. The Project Department shall consist of project manager, deputy project manager and the representative of Party A. Among which, Party A shall appoint _________as project manager and the person in charge of the project, who shall be fully responsible _________for the site management. Party B shall appoint _________as deputy project manager, who shall be specifically responsible for determine the use requirements and functional layout, etc. The representative of Party A shall be appointed by Party A, and shall be responsible for the specific external and internal coordination of the project, signing the on-site economic and technical documents, and directly participating in the on-site management of the project. All functional departments of Party A shall participate in the work of the Project Department according to the division of the basic construction management.

3. The Joint Project Department of the Comprehensive Service Building of CSA in Jianyang, as the project department under the Infrastructure Joint Command of Party A, shall perform its responsibilities in accordance with relevant management regulations of Party A and subject to unified coordination and management of the Infrastructure Joint Command . The Project Department shall participate in the management of the Comprehensive Service Building at all stages in strict accordance with the relevant duties requirements of the Project Department.

IV. Work plans

1. The Project Department shall be responsible for formulating the back scheduling and time table of the project according to its input time, establishing regular meeting and corresponding rules of procedure, and accordingly formulating the work plans of the Parties and supervising the implementation one by one to ensure the timely completion of the project with high quality. Party A promised to deliver the Comprehensive Service Building to Party B by [30] [June] [2022] according to the delivery conditions agreed by the Parties.

2. The Parties shall actively carry out the project construction and other work in accordance with the obligations agreed in this Framework Agreement, and cooperate to promote the project working well.

V. Investment control

1. Party A and Party B (infrastructure organizers) shall jointly audit the construction standards and the investment budget of the project item by item and ultimately determine the budget proposal of the project and make it in six counterparts, containing the list of materials and equipment, bill of quantities, construction standards, and construction content, etc., which shall be signed and confirmed by Party A and Party B as the basic documents for the construction, acceptance, transfer, final accounts and lease of the project.

2. Party A shall strictly control the investment and strictly implement the project budget approved by the Parties. In case of the increase in extra construction fee and labor cost caused by policy adjustment, the change and increase in Party B's demand, the price increase in materials, force majeure and other factors, Party A shall adjust the construction scheme with the consent of Party B and strictly control the investment. Party A shall not exceed the estimated investment.

VI. Lease term

The lease term agreed by Party A and Party B is 20 years. The commencement date of the lease term shall be the date of delivery of the project. Upon the expiration of the lease term, Party B shall have the right of first refusal to extend the lease for another 15 years. If Party B intends to extend the lease, it shall send a written notice to Party A within six months prior to the expiration date. The rental fee standard during the lease renewal period shall be determined in accordance with the relevant provisions of this Framework Agreement.

VII. Principle of rental fee calculation

1. The depreciation shall be calculated by the depreciation life of 35 years for buildings and 50 years for land, using the sum of years digits method.

Relevant Definitions:

The interest rate refers to the lending rate published by The People’s Bank of China for the same period.

The interest is calculated on a monthly basis.

Final investment amount refers to the total amount of investment in the final accounts approved by Party B or the cost evaluation institution engaged by Party B.

The management fee of directional development and construction shall be calculated at 5% of the investment of the project.

Relevant taxes arising from the lease refer to the taxes payable in respect of Party B leasing the Comprehensive Service Building from Party A, including but not limited to VAT, VAT surcharge, property tax, stamp duty and land use tax.

The interest arising from the uncapitalized construction funds refers to the interest generated by Party A’s investments in the project instead of using special loans.

Investment in shared assets refers to the funds invested by Party A in common facilities and equipment during the construction of the project to ensure the normal use of Party B's project. Investment in shared assets shall be apportioned according to the apportionment ratio issued by the designer.

①-Estimated total investment amount

②- Final investment amount

③-Management fee of directional development and construction

④-Relevant taxes arising from the lease

⑤-Interest of the uncapitalized construction funds

⑥-Investment in shared assets

Upon the signing of this Framework Agreement, Party A shall complete the preparation of the investment estimation according to the design documents. Within 10 working days after Party A and Party B confirm the budget estimate, Party B shall pay the rental fee in advance to Party A in a lump sum through bank based on 20% of the budget estimate (approximately RMB65 million, amounts in words: sixty-five million) as agreed by the Parties. After receiving the payment from Party B, Party A shall provide a receipt equivalent to the payment amount for Party B, and issue a special VAT invoice after the formal lease contract being entered into by the Parties.

2. Within 10 working days after obtaining the Construction Project Planning License, Party A and Party B shall sign a lease contract, in which the specific lease rules and rental fee shall be specified. Rental fee=the depreciation of lease for the current period calculated based on ① plus ③+④ calculated based on ①. The rental fee payment shall reach to 50% of the contract amount within 10 working days after the completion of the roof-topping works and reach to 90% of the contract amount within 10 working days after the delivery of the project. Party A shall provide Party B a special VAT invoice equivalent to the payment amount receiving from Party B. Party A and Party B shall complete the property delivery procedures within 10 working days after the final acceptance. If the delivery procedures fails to be completed on schedule on the part of Party B, the 11th working day after the completion acceptance shall be deemed as the date of delivery.

3. Upon the completion of the final accounts (VAT deduction amount), the rental rate shall be recalculated and revised. Rental fee=the depreciation of lease for the current period calculated based on (②+⑤+⑥) plus ③+④ calculated based on (②+⑥ excluding the interest during the construction period). Party A and Party B shall enter into a supplementary contract based on the revised price and settle the rental fee within 10 working days after signing the supplementary contract.

4. With the initial investment of RMB346 million and the state tax and loan interest rates unchanged, the 20-year rental fee is about RMB336 million, and the actual rental fee is subject to the calculation results in Article 3 above.

5. If party B renews the lease after the expiration of the lease term, total rental fee for 15 years=the depreciation of lease for the current period based on (②+⑤+⑥) plus 20-year capital interest based on ((②+⑤+⑥)- the depreciation included in the rental fee of the first lease term)+④ arising from renewing the lease.

6. Once the project is put in use, Party B shall entrust Party A to carry out unified management of the building property. Party B shall pay the property management fee on an annual basis and the fee shall be negotiated separately. Water, electricity and gas charges incurred by Party B shall be calculated according to the actual charging standard, and Party A shall not charge water, electricity and gas management fees.

VIII. Default Liabilities

1. Unless otherwise provided by law or agreed in this Framework Agreement, neither party shall unilaterally terminate this Framework Agreement without mutual agreement. Otherwise, it shall be deemed as a breach of contract and shall pay liquidated damages equivalent to the amount of advance rental fee to the observant party. If the liquidated damages is not sufficient to compensate for the loss of the observant party, it shall further assume the liability to the observant party for the insufficient part.

2. If Party A fails to obtain the right to use the project land or fails to obtain the right to use the project land through allocation, Party B shall have the right to unilaterally terminate this Framework Agreement and require Party A to return advanced rental fee payment and all other paid items, and pay Party B the fund occupation fee of such items according to the bank loan interest rate for the same period. If such amount is insufficient to compensate for the loss of Party B, Party B shall have the right to continue to recover all losses from Party A.

3. If Party A fails to enter into the lease contract with Party B within the time limit agreed in this Framework Agreement due to reasons attributable to Party A or the Parties fail to promote the construction and delivery of the Comprehensive Service Building according to the agreed term, quality and schedule as agreed in this Framework Agreement, Party A shall pay Party B liquidated damages of 0.03% of the rental fee calculated according to Article 7.2 of this Framework Agreement for each overdue day. If the overdue period reaches 10 days, Party B shall have the right to unilaterally terminate this Framework Agreement and require Party A to return the advanced rental fee payment and all other paid items. Party A shall pay liquidated damages calculated on a daily basis as agreed in the foregoing section, and shall also pay compensation equivalent to the advanced rental fee payment to Party B.

4. If Party B fails to pay the advanced rental fee payment to Party A within the time limit as agreed in this Framework Agreement due to reasons attributable to Party B, Party B shall pay Party A liquidated damages equal to 0.03% of the unpaid amount for each day overdue. If the overdue period reaches 10 days, Party A shall have the right to unilaterally terminate this Framework Agreement and require Party B to pay the forgoing liquidated damages calculated on a daily basis. Party B shall also pay the liquidated damages equivalent to the advanced rental fee payment to Party A.

5. If Party B fails to enter into the lease contract with Party A within the time limit as agreed in this Framework Agreement due to reasons attributable to Party B, Party B shall pay Party A liquidated damages equal to 0.03% of the rental fee calculated according to Article 7.2 of this Framework Agreement for each day overdue. If the overdue period reaches 10 days, Party A shall have the right to unilaterally terminate this Framework Agreement. The paid amount will not be returned and Party B will be required to pay the forgoing liquidated damages calculated on a daily basis.

IX. Others

1. Both parties to this Framework Agreement shall perform confidentiality obligations for relevant contents of this Framework Agreement. Without the prior written consent of one party, the other party shall not disclose the contents to any third party.

2. Unless it is agreed by Party A and Party B, when signing the lease contract, Party A and Party B shall agree on the specific lease details and the lease amount in accordance with the contents set forth in this Framework Agreement.

3. The conclusion, validity, interpretation, performance and dispute settlement of this Framework Agreement shall be governed by the laws of The People’s Republic of China.

4. For all disputes arising from or in connection with the performance of this Framework Agreement, Party A and Party B shall try to settle by friendly negotiation. If negotiation fails, a lawsuit shall be filed with the People's Court of the place where the project land is located.

5. This Framework Agreement shall take effect from the date of signature and seal by the authorized representatives of both Parties. This Framework Agreement is made in four counterparts. Both parties hold two counterparts.

(No text below)

Signature Page (No text below)

Sichuan Airlines Corporation Limited

Representative (signature/seal):

Date:

China Southern Airlines Company Limited

Representative (signature/seal):

Date: